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                                                                   EXHIBIT 10(m)
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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           EACH OF THE SHAREHOLDERS OF

                                TURN-MATIC, INC.

                                       AND

                                  NEWCOR, INC.










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


                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

    ARTICLE 1.   SALE OF THE TURN-MATIC SHARES................................ 1
         1.1     The Sale..................................................... 1
         1.2     Purchase Price............................................... 1
         1.3     Payment of Purchase Price.................................... 2
         1.4     Post-Closing Adjustments to Base Purchase Price Based on
                 Changes in Net Worth......................................... 2
         1.5     Earn-Out Payments............................................ 4

    ARTICLE 2.   THE CLOSING.................................................. 5
         2.1     Time and Place of Closing.................................... 5
         2.2     Closing Deliveries........................................... 6

    ARTICLE 3.   REPRESENTATIONS AND WARRANTIES............................... 6
         3.1     Corporate Organization and Standing.......................... 6
         3.2     Capitalization of Turn-Matic................................. 7
         3.3     Authority Relative to this Agreement......................... 7
         3.4     No Conflict.................................................. 8
         3.5     Financial Statements......................................... 8
         3.6     Undisclosed Liabilities...................................... 8
         3.7     Absence of Certain Changes................................... 8
         3.8     Insurance.................................................... 9
         3.9     Litigation...................................................10
         3.10    Compliance with Laws; Licenses and Permits...................10
         3.11    Tax Matters..................................................10
         3.12    Brokers......................................................12
         3.13    Real Property; Leased Premises...............................12
         3.14    Material Contracts...........................................13
         3.15    Intellectual Property and Intellectual Property Rights.......15
         3.16    Environmental Compliance.....................................15
         3.17    No Third-Party Approvals.....................................18
         3.18    Employee Matters.............................................18
         3.19    Personal Property............................................21
         3.20    Accounts Receivable..........................................22
         3.21    Guaranties...................................................22
         3.22    Non-Foreign Status...........................................22
         3.23    Full Disclosure..............................................22
         3.24    Definition of "Sellers' Best Knowledge"......................22
         3.25    Memorandum: Disclaimer or Projections........................23
         3.26    Title to Properties..........................................23
         3.27    Books and Records............................................23
         3.28    Effect of Transaction........................................23
         3.29    Product Warranty and Product Recalls.........................23
         3.30    Conflicts of Interest........................................24
         3.31    Suppliers....................................................24
         3.32    Inventory....................................................24
         3.33    Certain Payments.............................................24



                                      (i)
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    Table of Contents (Continued)                                           Page
                                                                            ----

         3.34         No Redistribution.......................................25
         3.35         Unregistered Securities.................................25
         3.36         Informed Decision.......................................25
         3.37         Subsidiaries............................................25

    ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF BUYER.................26
         4.1          Organization and Standing...............................26
         4.2          Authority Relative to this Agreement....................26
         4.3          No Conflict; Required Filings and Consents..............26
         4.4          Closing Date Financing..................................27
         4.5          Environmental Activities................................27

    ARTICLE 5.        COVENANTS AND AGREEMENTS................................27
         5.1          Executive Employment Agreements.........................27
         5.2          Reasonable Best Efforts to Close; Consent; Approvals....27
         5.3          Disclosures.............................................28
         5.4          Access to Information: Confidentiality..................28
         5.5          Notification of Certain Matters.........................28
         5.6          Information for Buyer's Statements, Reports,
                      Applications and SEC Filings............................29
         5.7          Acquisition Proposal....................................29
         5.8          H-S-R Act Filing........................................30

    ARTICLE 6.        CONDUCT OF BUSINESS PENDING CLOSING.....................30
         6.1          Distributions...........................................30
         6.2          Stock Issuance..........................................30
         6.3          Stock Redemption........................................30
         6.4          Acquisitions............................................31
         6.5          Contracts Outside the Ordinary Course of Business.......31
         6.6          Additional Debt.........................................31
         6.7          Debt Paydowns...........................................31
         6.8          Compensation............................................31
         6.9          Employee Benefit Programs...............................31
         6.10         Capital Expenditures....................................31
         6.11         Change Accounting Practices.............................31
         6.12         No Material Change In Net Worth.........................31
         6.13         No Changes in Representations and Warranties............31
         6.14         Certain Events..........................................32
         6.15         No Agreements to Take Actions...........................32

    ARTICLE 7.        CONDITIONS TO THE SALE..................................32
         7.1          Conditions to the Obligations of Each Party.............32
                      7.1.1  No Injunctive Proceedings........................32
                      7.1.2  H-S-R Waiting Period.............................32
                      7.1.3  Governmental Actions.............................32
         7.2          Additional Conditions to Obligations of Buyer...........32
                      7.2.1 Representations and Warranties....................32
                      7.2.2  Performance of Agreements........................33
                      7.2.3  Compliance Certificate...........................33




                                      (ii)
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    Table of Contents (Continued)                                           Page
                                                                            ----

                      7.2.4  Material Adverse Effect..........................33
                      7.2.5  Opinion of Counsel...............................33
                      7.2.6  Consents, etc....................................33
                      7.2.7  Financing........................................33
                      7.2.8  Real Property Leases.............................33
                      7.2.9   Customer Assurances.............................33
         7.3          Additional Conditions to the Obligations of Sellers.....34
                      7.3.1  Representations and Warranties...................34
                      7.3.2  Performance of Agreements........................34
                      7.3.3  Compliance Certificate...........................34
                      7.3.4  Opinion of Counsel...............................34
                      7.3.5  Consents, etc....................................34
         7.4          Non-Compliance with and Termination of this Agreement...34

    ARTICLE 8.        CLOSING DOCUMENTS.......................................35
         8.1          Sellers' Obligations....................................35
                      8.1.1  Turn-Matic Shares................................35
                      8.1.2  Resignations.....................................36
                      8.1.3  Compliance Certificate...........................36
                      8.1.4  Opinion of Counsel...............................36
                      8.1.5  Turn-Matic Encumbrances..........................36
                      8.1.6  Employment Agreements............................36
                      8.1.7  Certain Records..................................36
                      8.1.8  Certified Articles of Incorporation..............36
                      8.1.9  Certified Bylaws.................................36
                      8.1.10  Noncompetition Agreements.......................36
                      8.1.11  General Releases................................37
                      8.1.12  Escrow Agreement................................37
                      8.1.13  Release of Guarantees...........................37
                      8.1.14  Repayment of Obligations Owed by Sellers to
                              Turn-Matic......................................37
                      8.1.15  Other Documents.................................37
         8.2          Buyer's Obligations.....................................37
                      8.2.1  Base Purchase Price..............................37
                      8.2.2  Resolutions......................................37
                      8.2.3  Compliance Certificate...........................37
                      8.2.4  Opinion of Counsel...............................37
                      8.2.5  Escrow Agreement.................................37
                      8.2.6  Noncompetition Agreement.........................37
                      8.2.7  Additional Documents.............................37

    ARTICLE 9.        INDEMNIFICATION.........................................38
         9.1          Indemnification by the Sellers..........................38
         9.2          Indemnification by Buyer................................38
         9.3          Limited Survival........................................39
         9.4          Notice and Opportunity to Defend........................40

    ARTICLE 10.       MISCELLANEOUS...........................................41
         10.1         Expenses................................................41


                                     (iii)

    Table of Contents (Continued)                                           Page
                                                                            ----
         10.2         Notices.................................................42
         10.3         Counterparts............................................42
         10.4         Entire Agreement........................................43
         10.5         Headings................................................43
         10.6         Assignment; Amendment of Agreement......................43
         10.7         Governing Law...........................................43
         10.8         Failure to Close........................................43
         10.9         Further Assurances......................................43
         10.10        Parties in Interest.....................................43
         10.11        Non-Waiver..............................................44
         10.12        Severability............................................44
         10.13        Incorporation of Schedules..............................44
         10.14        No Construction Against Drafter.........................44
         10.15        Relationship of the Parties.............................44
         10.16        Dispute Resolution......................................44
                      10.16.1  Arbitration....................................44
                      10.16.2  Emergency Relief...............................46
         10.17        Exclusive Jurisdiction..................................46
         10.18        Time of the Essence.....................................46
         10.19        Certain Definitions.....................................46
         10.20        Disclosures in Schedules................................51
         10.21        Sellers' Agent; Power of Attorney.......................52


                                      (iv)
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                              Index of Definitions



Term                                                              Section
----                                                              -------
Acquisition Proposal                                                  5.7
Adjustment Amount                                                  1.4(c)
Agreement                                                           10.19
Annual Period                                                      1.5(a)
Applicable Time Period                                             9.3(a)
Base Purchase Price                                                1.2(a)
best knowledge                                                       3.24
Business Day                                                        10.19
Buyer                                                            Preamble
Cap                                                                9.3(e)
Closing                                                               2.1
Closing Date                                                          2.1
Closing Date Financing                                              10.19
Closing Balance Sheet                                              1.4(a)
Code                                                              3.11(a)
Deadline                                                              2.1
Debt Offering Documents                                             10.19
Earn-Out Payment                                                   1.5(a)
Encumbrance                                                         10.19
Environment                                                         10.19
Environmental Liabilities                                           10.19
Environmental Law                                                   10.19
Escrow Agreement                                                   1.3(b)
Escrow Agent                                                       1.3(b)
Excluded Items                                                     9.3(f)
Facilities                                                          10.19
First Threshold                                                    9.3(e)
GAAP                                                               1.4(a)
General Release                                                    8.1.11
General Increase                                                    3.7.4
Governmental Entity                                                   3.9
Governmental Authorization                                          10.19
H-S-R Act                                                             5.8
Hazardous Materials                                                 10.19
Hazardous Activity                                                  10.19
Indemnitee                                                            9.4
Indemnitor                                                            9.4
Independent Accounting Firm                                        1.4(b)
Intellectual Property Rights                                         3.15
Lease Premises                                                       3.13
Losses                                                              10.19
Material Contracts                                                   3.14
Net Worth                                                          1.4(d)



                                      (v)
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Index of Definitions (Continued)

Term                                                              Section
----                                                              -------
Noncompetition Agreement                                           8.1.10
Obligation                                                            3.4
Occupational Safety and Health Law                                  10.19
Pension Plan and Trust                                               3.18
Person                                                              10.19
Personal Property Leases                                             3.19
Plans                                                                3.18
Pro Rata Percentage                                                1.3(a)
Proceeding                                                          10.19
Product Recall                                                      10.19
Purchase Price                                                        1.2
Real Property Leases                                                 3.13
Related Agreement                                                   10.19
Related Person                                                      10.19
Related Company                                                      3.18
Release                                                             10.19
Representatives                                                     10.19
Return or Returns                                                 3.11(a)
SEC Filing                                                          10.19
Seller or Sellers                                                Preamble
Seller Group                                                          5.6
Seller Material Adverse Effect                                        3.1
Subsidiary                                                           3.37
Tax or Taxes                                                      3.11(a)
Threat of Release                                                   10.19
Trade Secrets                                                        3.15
Turn-Matic                                                       Preamble
Turn-Matic EBIT                                                 Exhibit 6
Turn-Matic Shares                                                Recitals




                                Index of Exhibits


 1       List of Sellers and Numbers of Turn-Matic Shares Owned

 2       Form of Escrow Agreement

 3       Agreed-Upon Procedures for Closing Balance Sheet

 4       Standards for Turn-Matic EBIT

 5       Form of General Release

 6       Form of Sellers' Counsel Opinion



                                      (vi)
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Index of Exhibits (Continued)


 7       Form of Buyer's Counsel Opinion

 8       Form of Noncompetition Agreement






























                                     (vii)
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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, dated as of January 16, 1998, by and among Newcor, Inc., a Delaware corporation ("Buyer"), and each of the persons identified on the signature pages hereto as a "Seller" (individually a "Seller", and jointly and severally in any one or more combinations, the "Sellers").

                                    RECITALS


         A. Sellers own all of the issued and outstanding shares of, and all of the issued and outstanding securities that are convertible into or exchangeable for, and all rights to acquire, capital stock ("Turn-Matic Shares") of Turn-Matic, Inc., a Michigan corporation ("Turn-Matic"), as more fully set forth on Exhibit 1 hereto.

         B. Each of the Sellers desires to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Turn-Matic Shares, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                    ARTICLE 1. SALE OF THE TURN-MATIC SHARES

         1.1 The Sale. Upon the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2.1 below), Sellers will sell, assign and deliver to Buyer the Turn-Matic Shares free, clear and discharged of and from all Encumbrances and, in reliance upon the representations, warranties and covenants of Sellers set forth herein, Buyer will purchase and accept the Turn-Matic Shares.

         1.2 Purchase Price. The purchase price (the "Purchase Price") for the Turn-Matic Shares and consideration for the Noncompetition Agreements (as hereinafter defined) shall be an amount equal to the following:

                  (a) $17,000,000, subject to adjustment after the Closing as provided in Section 1.4 below (the "Base Purchase Price"); plus

                  (b) any Earn-Out Payments that may be paid solely to Raymond
B. Dorris, Sr. and Marie E. Dorris (the "Majority Shareholders") pursuant to
Section 1.5 hereof.

Of said total Purchase Price, all parties agree that the sum of $200,000 shall be allocated from the Base Purchase Price as consideration paid by Buyer to Majority Shareholders for the Noncompetition Agreement, and all parties agree to make all filings of tax returns in accordance with said agreed upon allocation and to take no action nor assert any position contrary with said agreed upon allocation.

         1.3 Payment of Purchase Price.

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay (i) $200,000 of the Base Purchase Price to the Majority Shareholders as consideration for the Noncompetition Agreement; and (ii) to each Seller such Seller's Pro Rata Percentage (as defined below) (rounded to the nearest $.01) of the remaining $16,800,000 of the Base Purchase Price, less the amount to be deposited in escrow pursuant to Section 1.3(b) below. Payment shall be made by Buyer of the amount due under this Section to each Seller, respectively, by check payable to said Seller or by wire transfer to an account designated by said Seller. For purposes of this Agreement, "Pro Rata Percentage" in the case of a particular Seller shall mean that percentage shown opposite said Seller's name, respectively, in the table below:

         Name of Seller                                  Pro Rata Percentage
         --------------                                  -------------------

         Raymond B. Dorris, Sr.                                35.28%
         Marie E. Dorris                                       35.28%
         Raymond B. Dorris, Jr.                                 9.89%
         James B. Dorris                                        6.66%
         Richard H. Dorris                                      3.22%
         Anthony P. Doris                                       3.22%
         Patrick C. Dorris                                      2.67%
         Jeffrey W. Dorris                                      2.67%
         Louella Sabel                                          1.11%
                                                              -------

                                   Total                      100.00%

                  (b) An amount equal to $1,000,000 of the Base Purchase Price otherwise payable to Sellers shall be deposited in escrow with First of America Bank-Michigan, N.A. (the "Escrow Agent") to be held, administered and disbursed in accordance with the terms of the Escrow Agreement in the form attached hereto as Exhibit 2 (the "Escrow Agreement").

                  (c) Any Earn-Out Payments shall be paid solely to Majority Shareholders at the time after the Closing and in the manner set forth in
Section 1.5 hereof.

                  (d) Any adjustment in the Base Purchase Price to be paid by Buyer to Sellers, or by Sellers to Buyer, as the case may be, pursuant to
Section 1.4(a)-(d) hereof will be paid at the time and in the manner set forth in Section 1.4(c) hereof.

         1.4 Post-Closing Adjustments to Base Purchase Price Based on Changes in Net Worth.


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                  (a) Buyer shall cause Turn-Matic to prepare a balance sheet of
Turn-Matic as of the Closing Date (as adjusted as provided below, the "Closing Balance Sheet") as promptly as practicable after the Closing Date. In connection with the preparation of the Closing Balance Sheet, Turn-Matic shall take a complete physical inventory as of the Closing Date. A copy of such inventory shall be delivered to Buyer and Sellers' Agent, acting on behalf of each and all of the Sellers, with the Closing Balance Sheet. Turn-Matic shall follow the procedures set forth in Exhibit 3 annexed hereto in the preparation of the Closing Balance Sheet. Buyer and Sellers' Agent, acting on behalf of each and all of the Sellers, shall be entitled to appoint representatives, which in the case of Buyer may be members of the internal accounting staff of Buyer or any of its Affiliates, to participate in the preparation of the Closing Balance Sheet and to observe the taking of such inventory. The Closing Balance Sheet (1) shall contain the line items in the Turn-Matic balance sheet dated September 30, 1997 (a true and complete copy of which has been delivered to Buyer), (2) shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis with historical practices of Turn-Matic ("GAAP"), and (3) shall be accompanied by a calculation of Net Worth.

                  (b) Buyer shall use commercially reasonable efforts to cause Turn-Matic to complete the Closing Balance Sheet not later than twenty-five (25) Business Days after the Closing Date, and the Closing Balance Sheet shall be delivered to Buyer and Sellers immediately upon completion thereof, together with a calculation of the Net Worth. Sellers' Agent, acting on behalf of each and all of the Sellers, and Buyer shall have fifteen (15) Business Days after receipt by them of the Closing Balance Sheet and the calculation of the Net Worth to deliver a written notice to the other(s) of any objections to the Closing Balance Sheet and the calculation of the Net Worth. Any such notice of objections shall be in writing and shall state, in reasonable detail, the basis for each objection and the amount of adjustment which the party giving the notice believes is required in respect thereto. In the event that Buyer and Sellers' Agent, acting on behalf of each and all of the Sellers, cannot agree with respect to the Closing Balance Sheet or the calculation of the Net Worth within fifteen (15) Business Days after the delivery of a notice of objections or such later date as may be agreed upon by Buyer and Sellers' Agent, acting on behalf of each and all of the Sellers, the dispute shall be resolved by arbitration by the Southfield, Michigan office of Plante & Moran, L.L.P, or such other independent accounting firm as may be mutually agreed upon by Sellers' Agent, acting on behalf of each and all of the Sellers, and Buyer (the "Independent Accounting Firm"). Any items not in dispute shall be deemed stipulated by Buyer and Sellers' Agent, acting on behalf of each and all of the Sellers, and shall not be determined by the Independent Accounting Firm (and, in such event, to the extent such items not in dispute would constitute an "Adjustment Amount" that would be due and owing under Section 1.4(c) notwithstanding that there remain other items in dispute, then the amount of such items not in dispute constituting such an "Adjustment Amount" shall be paid in accordance with the terms of
Section 1.4(c) within five (5) Business Days of being stipulated amounts). The determination of the Independent Accounting Firm shall be binding and conclusive upon the matters determined thereby and may be entered as a judgment by any court of competent jurisdiction. All costs and expenses relating to the services provided by the Independent Accounting Firm shall be one half (1/2) by Buyer, and one-half (1/2) jointly and severally by Sellers, unless the Independent Accounting Firm shall have determined that the disputed amounts of the Net Worth, as reflected in the Closing Balance Sheet and submitted to the Independent Accounting Firm for final resolution, vary, on a dollar-for-dollar basis, more than twenty-five percent (25%) from the disputed amounts of the Net Worth, as determined by Turn-Matic, then all such costs and expenses shall be paid (A) by Sellers (jointly and severally) if such variance runs in favor of Buyer, or (B) by Buyer if such variance runs in favor of Sellers.

                  (c) In the event the Net Worth reflected in the Closing Balance Sheet or as determined by the Independent Accounting Firm, in the event of a dispute concerning the Closing Balance Sheet, is less or more than $7,000,000, then the amount of such difference (the "Adjustment Amount") shall be paid by Buyer to Sellers, or by Sellers, jointly and severally, to Buyer, as appropriate, within five (5) Business Days of final determination thereof. Any payment by Buyer to Sellers shall be made by check payable to the Person entitled thereto or by wire transfer to an account designated by such Person. Each Seller shall be entitled to payment of such Seller's Pro Rata Percentage (rounded to the nearest $0.01) of the aggregate payment to be made by Buyer.

                  (d) The term "Net Worth" shall mean an amount equal to the difference between the total assets of Turn-Matic and the total liabilities of Turn-Matic as reflected on the Closing Balance Sheet or by determination of the Independent Accounting Firm, as applicable.

         1.5 Earn-Out Payments.

         (a) If, but only if, Turn-Matic shall achieve (i) Turn-Matic EBIT (determined as provided in Exhibit 4 annexed hereto) equal to or exceeding $5,000,000 in any of the five (5) Annual Periods immediately following the Closing Date, Buyer shall pay to Majority Shareholders, at the time and in the manner set forth in Section 1.5(b) below, the sum of $500,000 for such Annual Period in which Turn-Matic EBIT equals or exceeds such amount, and (ii) Turn-Matic EBIT, on a cumulative basis, for the period from the commencement of the first Annual Period to the end of the fifth Annual Period after the Closing Date, equal to or exceeding $25,000,000, then Buyer shall pay to Majority Shareholders, at the time and in the manner set forth in Section 1.5(b) below, the additional sum of $1,000,000. For purposes of this Agreement, the term "Annual Period" means, in the case of the first period after the Closing Date, the 12-month period commencing on the first day of the first month commencing on or after the Closing Date, and in the case of subsequent periods, the 12-month period commencing on the day after the end of the preceding Annual Period (as applicable), and "Earn-Out Payment" shall mean any of the payments required to be made to Majority Shareholders, under this Section 1.5.

         (b) Payment of any Earn-Out Payment by Buyer to Majority Shareholders shall be made within five (5) Business Days after final determination of Turn-Matic EBIT as provided in Exhibit 4 annexed hereto for the period in question by check or by wire transfer to an account designated by Majority Shareholders.

         (c) Notwithstanding anything to the contrary contained in this Agreement or otherwise, Majority Shareholders may not sell, assign, convey, hypothecate or otherwise dispose of any interest in any Earn-Out Payment, except pursuant to the laws of descent and distribution.

         (d) Buyer shall have the right to offset, for the duration of survival after the Closing Date of any respective claim for indemnification as provided in Section 9.3(a)(i) or 9.3(a)(ii), as the case may be, of this Agreement, against any Earn-Out Payments and any payment to be made pursuant to Section 1.4(c) hereof the amount of any claim Buyer may have against the Sellers, either individually or collectively, whether pursuant to any term or provision contained in this Agreement, the Related Agreements, under applicable law or otherwise. The right and remedy contained in this Section shall be in addition to, and not in lieu of, any other right and remedy available to Buyer under this Agreement or applicable law.


                             ARTICLE 2. THE CLOSING

         2.1 Time and Place of Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Miller, Canfield, Paddock and Stone, P.L.C., Bloomfield Hills, Michigan at 10:00 a.m. (local time) on a Business Day that is designated by Buyer so that the Closing will occur contemporaneously with the closing of the Closing Date Financing but such date (a) shall not be a date later than the earlier to occur of (i) April 30, 1998, or (ii) ten (10) days following the consummation by Buyer of the Closing Date Financing (the "Deadline"), and (b) shall be a date after
(i) execution or early termination of the "waiting period" and any extensions thereof under the H-S-R Act, if applicable, and (ii) if an injunction, court order or other Governmental Regulation enjoining or restraining consummation of the transactions contemplated by this Agreement has been obtained, the reversal, lifting or other successful appeal or resolution of such injunction, order or Governmental Regulation, or at such other place and at such other date as the parties may mutually agree in writing. The consummation of the transactions contemplated by this Agreement and the Closing will be deemed to take place at 11:59 p.m. (local time) on the date on which the Closing actually occurs, and such date will be referred to as the "Closing Date" under this Agreement.

         2.2 Closing Deliveries. At the Closing, the parties shall deliver the agreements, documents, certificates and instruments described in Article 8 hereof.


                    ARTICLE 3. REPRESENTATIONS AND WARRANTIES

         To induce Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, jointly and severally (except that (i) the representations and warranties provided in the second and fourth sentences of Section 3.2 shall be deemed to be made by each of the Sellers severally and not jointly, and only as to the shares of capital stock of Turn-Matic represented to be owned by each of the Sellers, respectively, as set forth on Schedule 3.2 of the Disclosure Schedule, and (ii) the representations and warranties provided in Sections 3.34, 3.35 and 3.36 shall be deemed to be made jointly and severally only by Majority Shareholders), hereby represents and warrants to Buyer as follows as of the date of this Agreement and as of the Closing Date, each such representation and warranty being independently material:

         3.1 Corporate Organization and Standing. Turn-Matic is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power and authority (corporate and other) to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as presently conducted. Section 3.1 of the disclosure schedule of Sellers delivered to Buyer on the date hereof (the "Disclosure Schedule") contains a complete and correct copy of the Articles of Incorporation and By-Laws of Turn-Matic. Turn-Matic is duly qualified to do business, and is in good standing in each of the jurisdictions in which the nature of the business as now being conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have a Seller Material Adverse Effect. As used in this Agreement, "Seller Material Adverse Effect" means with respect to any fact, change, effect, circumstance, occurrence, event or development that such fact, change, effect, circumstance, occurrence, event or development, individually or when taken together with all other like facts, changes, effects, circumstances, occurrences, events or developments, (a) has had, or is reasonably likely to have (at the time in question or at any time in the future), a material adverse effect on the business, assets, financial condition or results of operations of Turn-Matic or
(b) has impaired, hindered or adversely affected, or is reasonably likely to (at the time in question or at any time in the future) impair, hinder or adversely affect, in a material respect, the ability of Sellers (or any of them) to perform any of their obligations under this Agreement or any of the

Related Agreements or to consummate any of the transactions contemplated by this Agreement or any of the Related Agreements, or (c) has adversely affected, or is reasonably likely to (at the time in question or at any time in the future) adversely affect, in a material respect, the validity or enforceability of this Agreement or any of the Related Agreements against any of the Sellers, or (d) adversely affected, or is reasonably likely to (at the time in question or at any time in the future) adversely affect any of the material benefits to Buyer of the transactions contemplated by this Agreement or any of the Related Agreements. Except as set forth in Section 3.1 of the Disclosure Schedule, Turn-Matic has not, during the past six (6) years, used or assumed any other names in connection with its business or otherwise.

         3.2 Capitalization of Turn-Matic.

                  (a) The authorized capital stock of Turn-Matic consists solely of 50,000 shares of common stock, $1.00 par value. There is a total of 30,000 shares of common stock, $1.00 par value, of Turn-Matic that has been duly authorized and is validly issued, and said 30,000 shares are fully paid and non-assessable and owned (of record and beneficially) by the Sellers, respectively, as set forth in Section 3.2 of the Disclosure Schedule, free and clear of all Encumbrances. There are no preemptive or similar rights applicable to any securities of Turn-Matic. Upon delivery to Buyer at the Closing, Buyer will obtain good title to the Turn-Matic Shares free and clear of all Encumbrances except those created by Buyer.

                  (b) There are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Turn-Matic to issue any securities of any kind nor are there any of the foregoing relating to any of the Turn-Matic Shares.

         3.3 Authority Relative to this Agreement. Each of the Sellers has all necessary power, authority and capacity to execute and deliver this Agreement and the Related Agreements, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Related Agreements by each of the Sellers and the consummation by each of the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings or actions on the part of any of the Sellers or Turn-Matic are necessary to authorize this Agreement or any of the Related Agreements or to consummate the transactions so contemplated hereby and thereby. This Agreement has been (and when the Related Agreements have been executed by Sellers and delivered to Buyer at the Closing each of the Related Agreements will have been) duly and validly executed and delivered by each of the Sellers. This Agreement constitutes (and when the Related Agreements are executed by Sellers and delivered to Buyer at the Closing each of the Related Agreements will be) a legal, valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors rights generally and by general equitable principles (regardless of whether considered in a proceeding at law or in equity).

         3.4 No Conflict. The execution and delivery of this Agreement and each of the Related Agreements by each of the Sellers do not, and the performance of this Agreement and each of the Related Agreements by each of the Sellers will not (i) conflict with or violate the Articles of Incorporation or By-Laws of Turn-Matic, (ii) conflict with or violate any Governmental Regulation or Order applicable to Turn-Matic or any of the Sellers or by which any of its or their properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Turn-Matic's rights or alter the rights or obligations of any other Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the properties or assets of Turn-Matic pursuant to, any indenture, mortgage, note, bond, financing commitment, loan agreement, Encumbrance, license, guarantee, Governmental Authorization, Contract, lease, or other instrument (each an "Obligation") to which Turn-Matic or any of the Sellers is a party or by which Turn-Matic or any of the Sellers or any of their respective properties is bound or affected or give rise to any Encumbrance upon the Turn-Matic Shares.

         3.5 Financial Statements. The reviewed annual financial statements of Turn-Matic for the periods ending September 30, 1995 and 1996 and the reviewed interim financial statements as of March 31, 1997 and September 30, 1997, prepared by Walter A. Walas, CPA, previously delivered by Sellers to Buyer, were taken from its management accounts, and fairly present Turn-Matic's financial position, results of operations and changes in shareholders' equity and cash flows as of the dates and for the periods presented. All such financial statements were prepared in accordance with GAAP applied on a consistent basis.

         3.6 Undisclosed Liabilities. Turn-Matic has no liabilities or obligations of a material nature, whether known or unknown, matured or unmatured, asserted or not asserted, liquidated or not liquidated, accrued, absolute, contingent or otherwise except (a) to the extent reflected or reserved for on the financial statements referred to in Section 3.5, (b) disclosed in
Section 3.6 of the Disclosure Schedule, (c) liabilities or obligations incurred in connection with this Agreement and (d) current liabilities incurred in the ordinary course of business of Turn-Matic since the date of the latest of the financial statements referred to in Section 3.5 (none of which involves the breach of any Obligation or any violation of any Governmental Regulation or Order).

         3.7 Absence of Certain Changes. Since September 30, 1997, except as set forth in Section 3.7 of the Disclosure Schedule, Turn-Matic has conducted its business only in the ordinary course, and there has not occurred with respect to Turn-Matic any of the following:

                  3.7.1 Any facts, changes, effects, circumstances, occurrences, events or developments which, individually or in the aggregate, have had or are reasonably likely to have any Seller Material Adverse Effect.

                  3.7.2 Any sale, lease, transfer, assignment, distribution or other disposition of any material assets, except in the ordinary course of business.

                  3.7.3 Any material obligation or liability.

                  3.7.4 Any increase in the compensation or rate of compensation or commission payable or to become payable by Turn-Matic to any of its directors, officers, salaried employees earning more than $30,000 per annum, salesmen or agents or any General Increase in the compensation or rate of compensation payable or to become payable to any of their hourly employees or salaried employees earning $30,000 per annum or less ("General Increase" for purposes hereof shall mean any increase applicable to a class or group of employees and does not include increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any aggregate increase in compensation to any directors, officers or salaried employees, of more than $5,000, or any termination of any key employee or any employee whose compensation was in excess of $30,000 per annum.

                  3.7.5 Any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $100,000.

                  3.7.6 Any change in any method of accounting or keeping its books of account or its accounting practices.

         3.8      Insurance.

                  (a) Section 3.8 of the Disclosure Schedule sets forth a description of the policies of insurance currently in effect covering the assets and operations of Turn-Matic. Except as set forth in Section 3.8 of the Disclosure Schedule, there are no claims pending under any of the policies, all premiums due and payable have been paid and all such policies are in full force and effect and Turn-Matic is not in default under any such policies.

                  (b) Section 3.8(b) of the Disclosure Schedule describes:

                                 (i) any material self-insurance arrangement by
                  or affecting Turn-Matic, including any reserves established thereunder; and

                                (ii) all material obligations of Turn-Matic to
                  other Persons with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Except as set forth on Section 3.8(c) of the Disclosure Schedule, all policies of insurance to which Turn-Matic is a party or that provide coverage to Sellers, or any director or officer of Turn-Matic: (A) are valid, outstanding, and enforceable; (B) are sufficient for compliance in all material respects with all Governmental Regulations and Contracts to which Turn-Matic is a party or by which it is bound; (C) will continue in full force and effect immediately following the consummation of the transactions contemplated in this Agreement unless Buyer (or Turn-Matic after the Closing) takes some action to discontinue such policies; and (D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Turn-Matic.

         3.9 Litigation. There are no Proceedings pending or, to the Sellers' best knowledge, threatened against Turn-Matic, or any properties or rights of Turn-Matic, before any arbitrator or any foreign, federal, state, local or other court, administrative, governmental or regulatory authority (each, a "Governmental Entity") and, to the best knowledge of Sellers, there is no reasonable basis for any such Proceeding. Turn-Matic is not subject to any outstanding Order of any Governmental Entity that restricts, or is likely to restrict, in any material respect the conduct of business by Turn-Matic as such business as been conducted by Turn-Matic.

         3.10 Compliance with Laws; Licenses and Permits. Turn-Matic is not now and has not been at any time in the past which has had or may have or result in any Material Adverse Effect in conflict with, or in default or violation of, its Articles of Incorporation or Bylaws or any Governmental Regulation applicable to it or by which its properties are bound or affected. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation in any material respect by Turn-Matic of any Governmental Regulation. Turn-Matic possesses all Governmental Authorizations required to carry on and conduct its business and operations as presently conducted, except for such Governmental Authorizations, the absence of which, individually or in the aggregate, would not have a Seller Material Adverse Effect. Turn-Matic is not in violation of or default under any Governmental Authorizations and each is in full force and effect.

         3.11     Tax Matters.

                  (a) For purposes of this Agreement:

                                 (i) The term "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, profits, goods and services, social security, sales, use, ad valorem, single business, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, franchise, business license, occupation, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, alternative minimum, windfall and capital taxes, and all other obligations of the same or a similar nature to any of the foregoing, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                                 (ii) The term "Return" means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, and the term "Return" means any one of the foregoing Returns;

                                 (iii) The term "Code" means the Internal
         Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute successor provisions thereto.

                  (b) Except as otherwise set forth in Section 3.11 of the Disclosure Schedule:

                                 (i) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by Turn-Matic on or prior to the date hereof. As of the time of filing, all such Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of Turn-Matic or any other information required to be shown thereon. An extension of time within which to file any Return of Turn-Matic that has not been filed has not been requested or granted.

                                 (ii) With respect to all amounts in respect of Taxes imposed with respect to the income or operations of Turn-Matic for which Turn-Matic is or could be liable, whether to taxing authorities (as, for example, under Governmental Regulation) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts of Taxes required to be paid to taxing authorities or others on or before the date hereof (and the Closing Date) have and will have been paid.

                                 (iii) The charges, accruals, and reserves with respect to Taxes on the books of Turn-Matic are adequate (determined in accordance with GAAP). There exists no proposed Tax assessment against Turn-Matic; provided, that without limitation as to any other matter, Sellers, jointly and severally, shall indemnify Buyer for all costs, liabilities, additional taxes, penalties and interest arising with respect to any determination of excess or unreasonable compensation disallowed as a deduction to Turn-Matic for compensation paid at any time on or prior to the Closing Date. All Taxes that Turn-Matic is or was legally required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.

                                 (iv) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets or properties of Turn-Matic.

                                 (v) There is no Tax sharing agreement that will require any payment by Turn-Matic.

                                 (vi) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Governmental Regulation.

                                 (vii) Turn-Matic has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person whatsoever.

                                 (viii) None of the Sellers is a Person other than a United States Person within the meaning of the Code and Turn-Matic is not a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

         3.12 Brokers. Other than Roney & Co., none of the Sellers or Turn-Matic has retained any broker, investment banker or finder nor incurred liability for investment banking fees, commissions or finders fees in connection with the transactions contemplated. The fees and expenses of Roney & Co. (other than those as disclosed to Buyer that have been paid by Turn-Matic prior to the date of this Agreement) shall be paid by the Sellers.

         3.13 Real Property; Leased Premises. Turn-Matic does not have any ownership interests in any real property. Section 3.13 of the Disclosure Schedule sets forth a list of all leases (the "Real Property Leases") pursuant to which Turn-Matic leases real property as lessee ("Leased Premises"). Turn-Matic has or will have at the Closing Date valid leasehold interests in, and the beneficial right to use and occupy, all Leased Premises, in each case free and clear of all Encumbrances on its leasehold interests except (i) those listed in Section 3.13 of the Disclosure Schedule, (ii) liens for current taxes, assessments or governmental charges not yet due and delinquent, (iii) liens of mechanics and other similar statutory liens arising in the ordinary course of business which are not yet due or payable, and (iv) zoning and other land use and environmental regulations by Governmental Entities, none of which individually or in the aggregate materially infer with its use of the Leased Premises. Turn-Matic enjoys peaceful and undisturbed possession under all Real Property Leases. Turn-Matic is not in violation of or in noncompliance with any covenant, condition, restriction, order, easement, zoning or other land use and environmental regulations affecting the Leased Premises where such violation or noncompliance would reasonably be expected to have a Material Adverse Effect. Each of the buildings, improvements and structures located upon the Leased Premises and their operating systems are in reasonably good repair and operating condition so as to be adequate for the operation of Turn-Matic's business. Turn-Matic has all material leasehold rights, including parking rights and access to utilities, roadways and other access, necessary to conduct the businesses it now conducts. Neither the whole nor any portion of the Leased Premises has been, in the last six (6) years, rezoned or condemned or otherwise taken by any Governmental Entity and, to the best knowledge of the Sellers, no such zoning, condemnation or other taking is threatened or contemplated. None of the Leased Premises, or the occupancy or operation thereof, constitutes a nuisance or violation in any material respect of any law or any building, zoning or other ordinance, code or regulation or any private or public covenant or restriction, and no written notice from any Governmental Entity or other Person has been received by any of the Sellers or Turn-Matic claiming any outstanding violation in any material respect of any such law, ordinance, code, regulation, covenant or restriction, or requiring or calling attention to the need for any material amount of work, repairs, construction, alterations or installations on or in connection with any of such properties which has not been complied with in any material respect. All Real Property Leases are valid, binding and in full force and effect, and there exists no default thereunder by Turn-Matic, or, to the best knowledge of Sellers, any other party thereto, nor any events which with notice or lapse of time, or both, would constitute a default by Turn-Matic or any such other party thereunder, and all rents and other amounts heretofore payable under such leases have been paid in full.

         3.14 Material Contracts. Section 3.14 of the Disclosure Schedule sets forth a list of all of the Material Contracts to which Turn-Matic is a party or by which it or its property is bound. As used in this Agreement, "Material Contracts" means each and every one of the following Contracts:

                  (a) all leases (other than Real Property Leases);

                  (b) all Contracts under which Turn-Matic is lessee of, or holds, any tangible personal property owned by another Person and used in the business of Turn-Matic;

                  (c) all Contracts to which Turn-Matic is a party and which are
(i) with consultants, advisors, salesmen or sales representatives or Agents of Turn-Matic other than Contracts which by their terms are cancelable by Turn-Matic with notice of not more than thirty (30) days and without cancellation penalties or severance payments in excess of $25,000 in the aggregate for all such Contracts, (ii) profit-sharing, bonus, retirement or employee benefit plans or other similar plans or arrangements of Turn-Matic;

                  (d) all mortgages, security agreements, pledges, notes, loan agreements, indentures or guarantees relating to Turn-Matic;

                  (e) all customer or vendor Contracts relating to the business of Turn-Matic which involve purchases or payments in an amount in excess of $25,000;

                  (f) employment, severance or termination agreements and any post-retirement plans or supplemental executive retirement plans;

                  (g) collective bargaining Contracts;

                  (h) Contracts which provide for aggregate future payments by or to Turn-Matic of more than $25,000 per year which are not terminable by Turn-Matic on less than thirty (30) or fewer days notice without penalty;

                  (i) Contracts containing covenants limiting the freedom of Turn-Matic to compete with any Person in any line of business or in any area or territory;

                  (j) each licensing Contract with respect to patents, trademarks, copyrights, or other Intellectual Property Rights, including (without limitation) Contracts with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Rights;

                  (k) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Turn-Matic with any other Person;

                  (l) each warranty (other than the standard form of warranty given by Turn-Matic to Ford Motor Company, and its affiliates, a copy of the terms of which has been provided by Sellers to Buyer), guaranty, and/or other similar undertaking or Contract with respect to contractual performance extended by Turn-Matic; and

                  (m) each Contract with any Related Person of any of the Sellers or Turn-Matic.

         Sellers have furnished to Buyer true and complete copies of all Material Contracts (or summaries of the terms thereof in the case of oral Material Contracts). All Material Contracts to which

Turn-Matic is a party or by which it or any of its properties is bound are legal, valid and binding obligations of Turn-Matic enforceable in accordance with their terms (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies or by applicable bankruptcy or insolvency laws and similar laws affecting creditors' rights generally) against Turn-Matic and, to the Sellers' best knowledge, against the other parties thereto in accordance with their respective terms, and are not subject to any restriction with respect to any change of control of Turn-Matic without the consent of any other Person, except as listed on Section 3.14 of the Disclosure Schedule. To the Sellers' best knowledge, there are no defaults or state of facts which, with notice or lapse of time or both, would constitute a default on the part of Turn-Matic or any other Person that is a party thereto in the performance of any obligation to be performed or paid by Turn-Matic or any such other Person under any of the Material Contracts, Turn-Matic has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of Turn-Matic or any such other Person in the performance or payments under any of the Material Contracts.

         3.15 Intellectual Property and Intellectual Property Rights. Turn-Matic solely owns all registered and unregistered patents, patent applications, trademarks, trade names, the name Turn-Matic, Inc., service marks, logos, copyrights and Trade Secrets (collectively, "Intellectual Property Rights") owned or used by it in the conduct of its business. As used in this Agreement, "Trade Secrets" means and includes know how, confidential information, customer lists, software, technical information, inventions, discoveries, data, process technology, plans, drawings and blue prints and other trade secrets. Section
3.15 of the Disclosure Schedule sets forth a complete list of all such Intellectual Property Rights (including whether such rights are the subject of a license) other than Trade Secrets. There is no claim or demand of any Person pertaining to, or any Proceeding pending or, to the Sellers' best knowledge, threatened, which challenges the rights of Turn-Matic in respect of any of the Intellectual Property Rights. To the best knowledge of Sellers, none of the Intellectual Property Rights are being infringed upon by others or used by others, whether or not such use constitutes infringement, or has been the subject of dispute, whether or not resulting in litigation. The Intellectual Property Rights are all those necessary for the operation of the business of Turn-Matic as currently conducted. Turn-Matic is the owner of all right, title, and interest in and to each of the Intellectual Property Rights, free and clear of all Encumbrances and has the right to use without payment to any other Person all of the Intellectual Property Rights.

         3.16 Environmental Compliance. Except as set forth in Section 3.16 of the Disclosure Schedule:

                  (a) Turn-Matic is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under (whether any such violation or liability is known or unknown, matured or unmatured, liquidated or not liquidated, asserted or not asserted, absolute, contingent or otherwise), any Environmental Law. None of the Sellers nor Turn-Matic has any basis to expect that there exists any, nor has any of them or any other Person for whose conduct any of them are or may now or as of the Closing Date be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Entity or private citizen, or (ii) the current or prior owner or operator of any Facilities of, any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Turn-Matic has had an ownership or leasehold interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Sellers, Turn-Matic or any other Person for whose conduct they are or may now or as of the Closing Date be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the best knowledge of Sellers, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which Turn-Matic has or had an ownership or leasehold interest.

                  (c) None of Sellers nor Turn-Matic has any basis to expect that there exists any, nor has any of them or any other Person for whose conduct any of them are or may be held responsible received any citation, directive, inquiry, notice, order, summons, warning, or other communication of any, alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Turn-Matic had an ownership or leasehold interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any of Sellers, Turn-Matic, or any other Person for whose conduct any of them are or may now or as of the Closing Date be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received. None of the Sellers nor Turn-Matic nor any other Person for whose conduct any of them are or may now or as of the Closing Date be responsible has received any citation, directive, inquiry, notice, order, summons, warning or other communication as to Hazardous Materials or Hazardous Activity.

                  (d) None of Sellers nor Turn-Matic, or any other Person for whose conduct any of them are or may now or as of the Closing Date be held responsible, has any Environmental Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Turn-Matic (or any predecessor), has or had an ownership or leasehold interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) There are no Hazardous Material at actionable levels present on or in the Environment at the Facilities or, to the best knowledge of Sellers, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of the Sellers, Turn-Matic, any other Person for whose conduct any of them are or may now or as of the Closing Date be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Turn-Matic has or had an ownership or leasehold interest.

                  (f) There has been no Release or, to the best knowledge of Sellers, Threat of Release (as defined in Section 10.19), of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any of the Sellers or Turn-Matic has or had an ownership or leasehold interest, or, to the best knowledge of Sellers, any geologically or hydrologically adjoining property, whether by any of the Sellers, or Turn-Matic, or any other Person.

                  (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any of the Sellers or Turn-Matic pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any of the Sellers, Turn-Matic, or any other Person for whose conduct they are or may now or as of the Closing Date be held responsible, with Environmental Laws.

                  (h) Turn-Matic does not have, and as of the Closing Date will not have, any liability (whether known or unknown, matured or unmatured, liquidated or not liquidated, asserted or not asserted, absolute, contingent or otherwise) as to any then existing facts, circumstances or conditions under any of the environmental indemnity or similar provisions of any leases of any of the Real Property Leases.

         3.17 No Third-Party Approvals. Other than the H-S-R Act filing, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Entity or any other Person is required to be made or obtained by Turn-Matic or any of the Sellers in connection with this Agreement or any of the Related Agreements or the consummation by any of them of the transactions contemplated hereby or thereby, and the funded indebtedness of Turn-Matic as stated on the Closing Balance Sheet is and will be payable at the option of Turn-Matic at any time on or after the Closing Date without prepayment fee or penalty. Furthermore, Sellers shall cause any contingent liability of Turn-Matic under any and all guarantees of indebtedness owed by Sellers, or any one or more of them, or any trust or other entity for the benefit of any one or more of them, to be released as of the Closing Date.

         3.18 Employee Matters.

                  3.18.1 There are no collective bargaining agreements applicable to Persons employed by Turn-Matic, and to the Sellers' best knowledge, there are no activities or proceedings of any labor union to organize any such employees nor have there been any such activities during the past two
(2) years.

                  3.18.2 Turn-Matic is not in violation in any material respect of any applicable Governmental Regulations respecting employment, employment practices, terms and conditions of employment or wages and hours applicable to it.

                  3.18.3 (i)Section 3.18.3(i) of the Disclosure Schedule contains an accurate and complete list of all plans, contracts, programs and arrangements, including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs or arrangements, maintained currently or at any time within the previous five (5) years by Turn-Matic or any company related by ownership to Turn-Matic within the meaning of Code Section 414 (b), (c) or (m) ("Related Company") or under which Turn-Matic or any Related Company has had any obligations with respect to an employee of Turn-Matic or of a Related Company (the "Plans").

                           (ii) Neither Turn-Matic nor any Related Company has ever contributed to or has ever had any obligation to contribute to any "multiemployer plans" within the meaning of 3(37) of ERISA or multiple employer plan within the meaning of Section 413(c) of the Code ("Multiemployer Plans").

                  3.18.4 Sellers have delivered to Buyer the following to the extent applicable:

                                 (i) all documents that set forth the terms of each Plan and of any related trust, including all amendments, plan descriptions and/or summary plan descriptions, whether required to be prepared and distributed to plan participants under ERISA;

                                 (ii) all collective bargaining agreements pursuant to which contributions have or are being made or obligations incurred for pension and/or welfare benefits by Turn-Matic or any Related Company;

                                 (iii) all registration statements filed with respect to any Plan;

                                 (iv) all insurance policies purchased to provide benefits under any Plan;

                                 (v) all contracts with third party
         administrators, actuaries, investment managers, consultants, and other independent contracts that relate or related to any Plan;

                                 (vi) all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B;

                                 (vii) the Form 5500 filed for the three most recent plan years with respect to each Plan, including all schedules thereto and the opinions of independent accountants;

                                 (viii) all notices that were given by
         Turn-matic a Related Company or any Plan to the IRS, the PBGC or the U.S. Department of Labor, pursuant to Governmental Regulation, within the four (4) years preceding the date of this Agreement, and all such notices that were required to be given by such agencies to Turn-Matic, any Related Company or any Plan, within such time period;

                                 (ix) the most recent determination letter issued to any Plan which is intended to be tax-qualified under Code
         Section 401(a); and

                                 (x) the Form PBGC-1 for the three most recent plan years with respect to each Plan that is subject to Title IV of ERISA.

                  3.18.5 Except as specifically set forth in Section 3.18.5 of the Disclosure Schedule:

                                 (i) each Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, and its related trust ("Pension Plan and Trust") which is intended to be tax qualified met, as of the date of the last determination letter issued by the IRS with respect thereto, the requirements for qualification under Sections 401(a) and 401(k) of the Code and has, as of the date of the last determination letter issued by the IRS with respect thereto, been, exempt from taxation under Section 501(a) of the Code, and since the date of the last favorable determination letter issued by the IRS for each Plan, respectively, all amendments to each Plan as required by applicable law have been made and put into effect and each Plan has been operated in all material respects in compliance with applicable law and the terms of said Plan and in a manner to maintain said qualification and exemption. The IRS has issued a current favorable determination letter with respect to the qualified status of each Pension Plan and Trust and has not taken any action to revoke such letter;

                                 (ii) Turn-Matic has performed all obligations required to be performed by it under the Plans (including, but not limited to, the making of all contributions), and has made appropriate entries in its financial records and statements for all obligations and liabilities under such plans that have accrued but are not due.

                                 (iii) Each of the Plans has been operated in compliance in all material respects with the requirements of all Governmental Regulations applicable to such Plans, including but not limited to ERISA and the Code;

                                 (iv) Neither Turn-Matic, nor, to the Sellers' best knowledge, any other "disqualified person" or "party in interest," within the meanings of Section 4975 of the Code or Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could, following the Closing Date, subject any Plan (or its related trust), Buyer, Turn-Matic, or any officer, director or employee of any of them, to any Tax or penalty imposed under the Code or ERISA;

                                 (v) there are no Proceedings pending (other than routine claims for benefits) or, to the Sellers' best knowledge, threatened against any Plan or against the assets of any Plan;

                                 (vi) each "plan official," within the meaning of Section 412 of ERISA, of each Plan is bonded to the extent required by said Section 412;

                                 (vii) no statement, either written or oral, has been made by Turn-Matic to any Person with regard to any Plan that was not in all material respects in accordance with the Plan and that could have an adverse economic consequence to

         Turn-Matic or Buyer and each Plan can be terminated within sixty (60) days;

                                 (viii) no Proceeding has been initiated to terminate any Plan and any such termination will not subject Turn-Matic or Buyer to liability to any Person;

                                 (ix) Turn-Matic has no material liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code;

                                 (x) no retiree benefits are payable under any "employee welfare benefit plan," within the meaning of Section 3(1) of ERISA ("Welfare Plan");

                                 (xi) each Welfare Plan which is a group health plan within the meaning of Section 5000 of the Code in all material respects complies and in each case has complied with the applicable requirements of Sections 601 through 608 of ERISA and Sections 162(k) and 4980B of the Code, as applicable;

                                 (xii) no payment that is owed or may become due to any director, officer, employee or agent of Turn-Matic will be non-deductible to Turn-Matic or subject to Tax under Sections 280G or 4999 of the Code, nor will Turn-Matic be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person; and

                                 (xiii) the completion of the transactions contemplated in this Agreement will not result in the payment (other than with respect to benefits vested prior to the Closing that may be or become payable to employees discharged, retiring or otherwise terminating employment prior to the Closing), nor the vesting or acceleration of any benefit.

                  3.18.6 Turn-Matic (including any Related Company) does not maintain and has never maintained, has never been a participant in or contributor to, and has not withdrawn from, any Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, and, to Seller's best knowledge, no facts or circumstances exist that may give rise to any liability of Turn-Matic or Buyer under Title IV of ERISA.

                  3.19 Personal Property. Section 3.19 of the Disclosure Schedule sets forth a list of any lease (the "Personal Property Leases") pursuant to which Turn-Matic leases personal property. Except as set forth in Section 3.19 of the Disclosure Schedule, Turn-Matic has or will have at the Closing Date (a) good title to all of its personal property as owned by it, and (b) valid leasehold interests in all personal property leased under the Personal Property Leases, in each case free and clear of all Encumbrances which are known to

         Turn-Matic, other than (i) those listed in Section 3.19 of the Disclosure Schedule, (ii) liens for current taxes not yet due and delinquent, and (iii) mechanics, materialmen's and other similar statutory encumbrances which has arisen in the ordinary course of business.

         3.20 Accounts Receivable. The accounts receivable of Turn-Matic as reflected in the latest of the financial statements referred to in Section 3.5 hereof and the accounts receivable to be reflected on the Closing Balance Sheet are and will be valid and bona fide claims for sales arising in the ordinary course of business, and represent monies due, and Turn-Matic has and will have made reserves considered reasonably adequate for receivables not collectible in the ordinary course of business, and all such accounts receivable are subject to no refunds or other adjustments or conditions. All of such accounts receivable will be collected in full (net of any reserve therefor) within one hundred twenty (120) days after the Closing Date (and without the necessity of the institution of legal proceedings). In the event that Buyer or Turn-Matic makes a claim for indemnification against Sellers under this Section 3.20 in respect of the uncollectibility of any of the accounts receivable of Turn-Matic, then Turn-Matic will, to the extent it may do so, transfer (without recourse) to Sellers any such accounts receivable after Sellers has paid to Buyer or Turn-Matic, as applicable, the full amount of the Losses claimed by them as to such accounts receivable.

         3.21 Guaranties. Except as set forth on Schedule 3.21 of the Disclosure Schedule, Turn-Matic is not a guarantor for any liability or obligation of any other Person. Sellers agree to cause each said guarantee to be released and terminated effective on or prior to the Closing Date.

         3.22 Non-Foreign Status. None of the Sellers is a foreign person within the meaning of Section 1445(f) of the Code.

         3.23 Full Disclosure. No statement contained in any certificate or schedule (including the Disclosure Schedule) furnished by or on behalf of Sellers, in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading. No representation or warranty contained in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

         3.24 Definition of "Sellers' Best Knowledge". For purposes of this Agreement, the term "to the Sellers' best knowledge" or other term of similar import means as to any fact or other matter (a) that any of the Sellers or any directors or officer of Turn-Matic is actually aware of such fact or other matter; or (b) that any of Sellers or any directors or officer of Turn-Matic could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

         3.25 Memorandum: Disclaimer or Projections. No representation or warranty is made with respect to (a) the information set forth in the Confidential Offering Memorandum distributed by Roney & Co. or (b) any forward looking statement or financial projection or forecast relating to Turn-Matic. With respect to such, Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts, Buyer is familiar with such uncertainties, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts, and Buyer shall have no claim against Sellers with respect thereto.

         3.26 Title to Properties. Turn-Matic has good title to all assets which it purports to own including those which are reflected on the balance sheet of Turn-Matic as of September 30, 1997 included in the financial statements referred to in Section 3.5 (except for assets and properties sold, consumed or otherwise disposed of by Turn-Matic in the ordinary course of business since such date) and all assets acquired by Turn-Matic since the such date (except for any such assets sold, consumed or otherwise disposed of by Turn-Matic in the ordinary course of business). Such assets and properties are owned free and clear of all Encumbrances, except for (a) Encumbrances listed in Section 3.26 of the Disclosure Schedule, (b) liens for current taxes not yet due and payable, and (c) mechanic's, materialmen's and other similar statutory Encumbrances which have arisen in the ordinary course of business.

         3.27 Books and Records. The books of account, minute books, stock record books, and other records of Turn-Matic, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

         3.28 Effect of Transaction. No Person having a material business relationship with Turn-Matic has informed any of Sellers or Turn-Matic that such Person intends to change in any material respect such relationship because of the transactions contemplated by this Agreement or otherwise.

         3.29 Product Warranty and Product Recalls. Except as set forth in
Section 3.29 of the Disclosure Schedule, Turn-Matic does not have any liabilities or obligations of any kind (whether known or unknown, matured or unmatured, liquidated or not liquidated, asserted or not asserted, absolute, contingent or otherwise) for any Product Recall or for breach of warranty (express or implied), negligence, strict liability, failure to warn or any other such liabilities or obligations under any product liability theory whatsoever with respect to any products manufactured or sold at any time on or prior to the Closing Date and there is no basis for any of such liabilities or obligations.

         3.30 Conflicts of Interest. Except as set forth in Section 3.30 of the Disclosure Schedule or specifically identified in the financial statements referred to in Section 3.5 hereof (including any of the notes thereto), none of the Sellers, any officer or director of Turn-Matic, or any entity controlled by any of the foregoing, nor any Related Person:

                  (a) Owns, directly or indirectly, any interest in (excepting not more than 2% stockholdings for investment purposes in securities of publicly-held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, franchisee or supplier of Turn-Matic;

                  (b) Owns, directly or indirectly, in whole or in part, any tangible or intangible property which Turn-Matic uses in the conduct of its business;

                  (c) Has any claim or right against Turn-Matic;

                  (d) Is owed any money or is party to any contract or commitment with Turn-Matic; or

                  (e) Owes any money to Turn-Matic.

         3.31 Suppliers. Section 3.31 of the Disclosure Schedule lists separately, by dollar volume, the ten (10) largest suppliers of Turn-Matic as of January 1, 1997 and for the period from January 1, 1997 to September 30, 1997. To the Sellers' best knowledge, the relationships of Turn-Matic with such suppliers are good commercial working relationships and none of the Sellers nor Turn-Matic have received any notice which would reasonably cause any of them to believe that any Person listed in Section 3.31 of the Disclosure Schedule has threatened to cancel or otherwise terminate or materially change the relationship of such Person with Turn-Matic whether as a result of the transactions contemplated by this Agreement or otherwise.

         3.32 Inventory. All items which comprise inventory of Turn-Matic set forth in the latest of the financial statements referred to in Section 3.5 and to be set forth in the Closing Balance Sheet have been (or will have been in the case of the Closing Balance Sheet) purchased or manufactured in the ordinary course of business and are (or will be) valued therein in accordance with GAAP, applied on a consistent basis during the periods involved.

         3.33 Certain Payments. None of Turn-Matic, nor any director, officer, agent, or employee of Turn-Matic, nor to Sellers' best knowledge, any other Person associated with or acting for or on behalf of Turn-Matic, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Turn-Matic, Sellers or any Related Person, (iv) in violation in any material respect of any Governmental Regulation, or (v) in violation in any material respect of any supplier or customer policy, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Turn-Matic.

         3.34 No Redistribution. Majority Shareholders are acquiring their interest in the Earn-Out Payments for Majority Shareholders' own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended.

         3.35 Unregistered Securities. Majority Shareholders, jointly and severally, represent, understand and agree that (a) none of the Earn-Out Payments nor any interest therein have been registered under the Securities Act of 1933, the Michigan Uniform Securities Act or the securities laws of any other state by reason of a specific exemption therefrom, (b) the Earn-Out Payments and interests therein have not been offered or sold to Majority Shareholders by means of any general advertising or general solicitation, (c) Majority Shareholders must hold the Earn-Out Payments and interests therein, and indefinitely bear the economic risk of an investment in Earn-Out Payments and interests therein, and (d) hereby agree to not sell, transfer, assign, hypothecate or otherwise dispose of the Earn-Out Payments or any interest therein, except pursuant to the laws of descent and distribution. Majority Shareholders qualify as "accredited investors" within the meaning of the term in Regulation D promulgated by the Securities and Exchange Commission.

         3.36 Informed Decision. Majority Shareholders have been furnished with such materials and has been given access to such information relating to Buyer as Majority Shareholders have requested and Majority Shareholders have been afforded the opportunity to ask questions of and receive answers from Buyer and its officers and directors with respect to Earn-Out Payments and interests therein and any aspect of Buyer and Buyer's business which may affect the value of the Earn-Out Payments all as Majority Shareholders have found necessary to make an informed decision. Majority Shareholders have such knowledge and experience in financial and business matters that Majority Shareholders are capable of evaluating the merits and risks of holding Earn-Out Payments and interests therein.

         3.37 Subsidiaries. Turn-Matic does not have any Subsidiaries (as defined in the next sentence). As used in this Agreement, a "Subsidiary" of any entity means any other entity in which (other than directors' qualifying shares required by applicable Governmental Regulation) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency) are owned, beneficially and of record, by such entity or by one or more of the other Subsidiaries of such entity or by any combination thereof.


               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to Sellers as of the date of this Agreement and as of the Closing Date:

         4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority necessary to carry on its business as it is now being conducted.

         4.2 Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Buyer and the consummation by it of the transactions contemplated have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings are necessary to authorize this Agreement or any of the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been (and when the Related Agreements have been executed by Buyer and delivered to Sellers at the Closing, each of the Related Agreements will be) duly executed and delivered by Buyer and constitutes (and will constitute) a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors rights generally and by general equitable principles (regardless of whether considered in a proceeding at law or in equity).

         4.3 No Conflict; Required Filings and Consents.

                  4.3.1 The execution and delivery of this Agreement and the Related Agreements by Buyer does not, and the performance of this Agreement and the Related Agreements by it will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Buyer, (ii) conflict with or violate any Governmental Regulation or Order applicable to Buyer or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair either of their rights or alter the rights or obligations of any third other Person or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of their properties or assets pursuant to any Obligation to which Buyer is a party or by which its properties are bound or affected or give rise to an Encumbrance upon any of its Assets.

                  4.3.2 The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by it will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except as required under the H-S-R Act.

         4.4 Closing Date Financing. Buyer has provided to Sellers a copy of the letter of Buyer's firm of investment bankers engaged to assist Buyer in arranging and placing with investors the Closing Date Financing that said firm is "highly confident" that the Closing Date Financing can be arranged and placed prior to the Deadline on terms satisfactory to Buyer. The final offering memorandum relating to the Closing Date Financing, as of its date and if amended or supplemented, as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.5 Environmental Activities. Based upon the summary received by Buyer from its firm of environmental consultants, NTH Consultants, Ltd., by its letter dated December 29, 1997, a copy of which is has been delivered by Buyer to Sellers, following the Closing Date, Buyer does not plan to initiate any particular activity to remediate any recognized environmental conditions at either of the facilities being the subject of the Real Property Leases. Notwithstanding the foregoing, Buyer reserves the right to take action with respect to any matter in order to respond to any inquiry, request or demand of any Governmental Authority or other third party having a legitimate interest, or to deal with any subsequently disclosed matter.


                       ARTICLE 5. COVENANTS AND AGREEMENTS

         5.1 Executive Employment Agreements. Sellers shall use their best efforts to cause those employees of Turn-Matic designated by Buyer to execute employment agreements with Turn-Matic, to become effective on and following the Closing Date, on terms and conditions satisfactory to Buyer.

         5.2 Reasonable Best Efforts to Close; Consent; Approvals. Buyer and each of the Sellers shall, and each of the Sellers shall cause Turn-Matic to:

                  5.2.1 Use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States regulatory rulings and approvals).

                  5.2.2 Make all filings (including, without limitation, all filings with United States or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated.

                  5.2.3 Comply promptly with all requests or requirements which governmental officials may impose on them with respect to the transactions which are the subject of this Agreement.

                  5.2.4 The reasonable best efforts of Buyer and each of the Sellers shall include, without limitation, good faith response (and Sellers shall cause Turn-Matic to make a good faith response if appropriate), in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency.

         5.3 Disclosures. Except (a) as the disclosing party determines in good faith to be required by Governmental Regulation or the rules or regulations of any national stock exchange or automated quotation system where any of the disclosing party's securities are listed or admitted for quotation, (b) in the Debt Offering Documents, or (c) after the Closing Date, none of the parties shall, and Sellers shall cause Turn-Matic to not, without the prior written consent of Turn-Matic and Buyer, make any press release or any similar public announcement concerning the transactions contemplated. If disclosure is permitted pursuant to clause (a) above, the disclosing party, to the extent practicable, shall consult in advance with the other party (Turn-Matic or Buyer as applicable) and attempt in good faith to reflect such other party's concerns in the required disclosure.

         5.4 Access to Information: Confidentiality. Upon reasonable notice, Sellers shall, and shall cause Turn-Matic and its officers, directors and employees to, afford to Buyer and its Representatives reasonable access, during the period prior to the Closing Date, to all its properties, books, records and Contracts, and furnish promptly to Buyer all information concerning its businesses, properties and personnel as Buyer may reasonably request. Sellers shall and shall cause Turn-Matic and its officers, directors and employees to make available the appropriate individuals (including, but not limited to, attorneys, accountants and other professionals) for discussion of the business, properties, personnel and such other matters relating to Turn-Matic as Buyer may reasonably request.

         5.5 Notification of Certain Matters. Sellers shall, and shall cause Turn-Matic to, give prompt written notice to Buyer, and Buyer shall give prompt written notice to Turn-Matic, of (i) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate (as if such representation or warranty were then being made by the relevant party), or (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such hereunder; provided, however, that the delivery of any notice shall not limit or otherwise affect the remedies available to the party receiving such notice.

         5.6 Information for Buyer's Statements, Reports, Applications and SEC Filings. Each of the Sellers shall, and shall cause Turn-Matic and the employees, accountants and attorneys of Sellers and Turn-Matic (collectively the "Seller Group") to, cooperate with Buyer and its employees, accountants and attorneys by furnishing Buyer with all information concerning Sellers and Turn-Matic necessary or reasonably deemed desirable by Buyer (including, without limitation, all requisite financial statements and schedules) for inclusion in
(i) any statements, reports and applications to be filed with any Governmental Entity, (ii) the SEC Filings and (iii) the Debt Offering Documents, in each case, made by Buyer in connection with this Agreement, the Closing Date Financing and the transactions contemplated hereby and thereby.

         5.7 Acquisition Proposal. Between the date of this Agreement and the Closing Date, each of the Sellers shall not sell, transfer, hypothecate or grant any other Encumbrance upon any of the Turn-Matic Shares or agree to do so. In addition, between the date of this Agreement and the Closing Date each of the Sellers will not, and will not authorize or permit any of the officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives or agents retained by Sellers or Turn-Matic to, solicit or encourage the making of, or agree to or endorse any Acquisition Proposal (as defined below), or participate in any discussions or negotiations, or provide any other Person with any nonpublic information, relating to any such proposal, except that Sellers or Turn-Matic may advise any Person making any such proposal that Sellers cannot discuss the proposal due to the pendency of the transactions contemplated herein (but without disclosing any of the terms of such transactions contemplated herein or the identity of Buyer). The Sellers will promptly advise Buyer orally and in writing of any such proposals. Each of the Sellers shall, and shall cause Turn-Matic and any investment banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to, immediately cease any existing discussions relating to any Acquisition Proposals and shall not release any other Person from or waive any provision of any confidentiality or standstill agreement which relates to any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination, liquidation or dissolution involving Turn-Matic or any proposal or offer to acquire in any manner any equity interest in, or any portion of the assets (other than in the ordinary course of business consistent with past practice) of, Turn-Matic, other than the transactions contemplated or permitted by this Agreement. Notwithstanding the foregoing, (i) Majority Shareholders may make gifts of Turn-Matic Shares solely to those persons who are other

Sellers, and (ii) Sellers may make transfers of Turn-Matic Shares to trusts for the benefit of the respective transferor Seller or Sellers, in each case under clause (i) and (ii) being subject to and expressly conditioned upon a prospective transferor having first (a) provided full and complete details and copies of documentation of such proposed transfer to Buyer, (b) ensured delivery of all Turn-Matic Shares affected to Buyer in accordance with the terms and conditions of this Agreement, and (c) caused the transferor and any transferee to confirm in writing to Buyer their acknowledgement and agreement to be and remain fully and primarily responsible and liable for all representations, warranties, covenants, obligations, indemnifications and liabilities as a Seller and, if applicable, a Majority Shareholder under this Agreement.

         5.8 H-S-R Act Filing. Promptly after the date of this Agreement, Sellers and Buyer will cause to be filed with the U.S. Federal Trade Commission and the Anti-Trust Division of the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "H-S-R Act"), all requisite documents and notification in connection with the transaction contemplated by this Agreement. Buyer agrees to pay all filing fees payable with respect to H-S-R Act filings by Buyer, as well as Sellers, with respect to the transaction contemplated by this Agreement, none of which shall be charged against the Turn-Matic EBIT for determination of any Earn-Out Payments.


                 ARTICLE 6. CONDUCT OF BUSINESS PENDING CLOSING

         Each of the Sellers shall use reasonable, good faith efforts to cause Turn-Matic, at all times from the date of this Agreement to the Closing Date, to conduct its business only in the ordinary course consistent with past practices, preserve intact the properties, assets and business organization of Turn-Matic, and keep available the services of its respective officers and key employees, and to not engage in any transactions out of the ordinary course of business. Furthermore, each of the Sellers shall cause Turn-Matic, at all times from the date of this Agreement to the Closing Date, to not do any of the following without the prior consent of Buyer (which consent shall not be unreasonably withheld):

         6.1 Distributions. Declare or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

         6.2 Stock Issuance. Issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that are convertible into, or exchangeable for, capital stock of Turn-Matic.

         6.3 Stock Redemption. Purchase, redeem or otherwise acquire any shares of capital stock of Turn-Matic, except in accordance with the terms and conditions of the Buy-Sell Agreement between

Sellers and Turn-Matic, which shall not impair, restrict or hinder consummation of the transactions contemplated by this Agreement; provided, Sellers and Turn-Matic shall cancel and terminate said Stock Redemption Agreement effective on or prior to the Closing Date.

         6.4 Acquisitions. Acquire or agree to acquire a substantial portion of the assets of or equity in any other Person.

         6.5 Contracts Outside the Ordinary Course of Business. Make any Contract except in the ordinary course of business or make any Contracts with any Related Person.

         6.6 Additional Debt. Incur any indebtedness except in the ordinary course of business.

         6.7 Debt Paydowns. Pay, discharge or satisfy any liabilities other than in the ordinary course of business.

         6.8 Compensation. Increase the compensation payable or to become payable to any of the employees of Turn-Matic, or otherwise enter into or alter any employment, consulting, or service Contract.

         6.9 Employee Benefit Programs. Enter into, or alter any profit sharing, deferred compensation, bonus, retirement, or incentive plan or any fringe benefit plan for employees of Turn-Matic; provided, Turn-Matic may transfer its interest in the life insurance policy insuring Raymond B. Dorris, Sr. to Majority Shareholder on condition that Majority Shareholders pay to Turn-Matic a sum equal to the current cash surrender value of such policy.

         6.10 Capital Expenditures. Make or commit to any unbudgeted capital expenditure in excess of $25,000 or make or commit to such expenditures which would, in the aggregate, exceed $50,000.

         6.11 Change Accounting Practices. Change any of the accounting principles or practices used by it (except as required by GAAP).

         6.12 No Material Change In Net Worth. Take any action or fail to take any commercially reasonable action as would reasonably be expected to result in a material change in Net Worth, or in the relative amounts or short-term or long-term nature of the various asset and liability components of said Net Worth, other than in the ordinary course of business.

         6.13 No Changes in Representations and Warranties. Take any action or fail to take any commercially reasonable action which could cause any representation or warranty of Sellers to cease to be true or accurate in any material respect (as if then being made) or that would reasonably be expected to prevent performance of any covenant or obligation of the parties hereto or the satisfaction of any condition to the obligation of the parties hereto.

         6.14 Certain Events. Take any action, or fail to take any commercially reasonable action, as a result of which any of the changes or events listed in
Section 3.7 shall occur or be likely to occur.

         6.15 No Agreements to Take Actions. Agree to take any of the foregoing actions.


                        ARTICLE 7. CONDITIONS TO THE SALE

         7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  7.1.1 No Injunctive Proceedings. No injunction or other order of any Governmental Entity or other legal restraint or prohibition which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, nor shall any proceedings brought by or before any Governmental Entity seeking damages in connection with such transactions.

                  7.1.2 H-S-R Waiting Period. All applicable waiting periods under the H-S-R Act shall have expired or the U.S. Federal Trade Commission or U.S. Department of Justice shall have granted early termination or otherwise approved the transactions contemplated by this Agreement.

                  7.1.3 Governmental Actions. There shall not have been instituted, or be pending or threatened, any Proceeding before or by any Governmental Entity, nor shall there be in effect any judgment, decree or order of any Governmental Entity seeking to prohibit or limit Buyer from exercising all material rights and privileges pertaining to the ownership or operation of all or a material portion of the business or assets of Turn-Matic, or seeking to compel Buyer to dispose of or hold separate all or any material portion of the business or assets of Buyer, as a result of the transactions contemplated by this Agreement.

         7.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are also subject to the following conditions:

                  7.2.1 Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date. The parties acknowledge and agree that any breach of, or inaccuracy in, any representations or warranties of Sellers contained in this Agreement (whether at the date of this Agreement or the Closing Date) shall be subject to the indemnification provisions of Section 9.1 hereof.

                  7.2.2 Performance of Agreements. Sellers shall have fully performed all obligations, agreements and conditions required to be fulfilled by it pursuant to the terms hereof at or prior to the Closing Date, and shall have tendered to Buyer the documents and certificates required by Article 8.

                  7.2.3 Compliance Certificate. Sellers shall have delivered to Buyer certificate(s), dated the Closing Date, executed by each of them as to the fulfillment of the conditions set forth in Sections 7.2.1, 7.2.2, 7.2.4 and 7.2.8.

                  7.2.4 Material Adverse Effect. There shall not have occurred or be reasonably likely to occur, after the date of this Agreement, in the good faith judgment of Buyer, any fact, change, circumstance, event, occurrence or development that has had or is reasonably expected to have any Seller Material Adverse Effect.

                  7.2.5 Opinion of Counsel. Buyer shall have received the opinion of Cox, Hodgman & Giarmarco, counsel for Turn-Matic and the Sellers, dated the Closing Date and in the form attached hereto as Exhibit 6.

                  7.2.6 Consents, etc. All material authorizations, consents, waivers or approvals of any and all Governmental Entities and other Persons necessary in connection with the consummation of the transactions contemplated herein shall have been obtained, and all filings required shall have been made.

                  7.2.7 Financing. The Closing Date Financing shall have been consummated on terms and conditions satisfactory to Buyer.

                  7.2.8 Real Property Leases. The Real Property Leases shall have been revised to extend the terms until March 31, 2004 and otherwise on terms satisfactory to Buyer, including, if required by Buyer, an option in favor of Buyer to extend the terms of either or both said Real Property Leases for additional five (5) year terms subject to the rental rates thereof being reset at market rates, as determined through an appraisal process to the mutual satisfaction of the landlords and Buyer. Sellers shall cause to be delivered to Buyer evidence, satisfactory to Buyer, that the landlords to said Real Property Leases consent to the foregoing.

                  7.2.9 Customer Assurances. Buyer shall have been reasonably satisfied that Ford Motor Company, and its affiliated companies, as principal customers of Turn-Matic, will continue doing business with Turn-Matic after the Closing Date on volumes, relative product orders and terms (including prices and payment and credit terms) substantially similar to the volumes, relative product orders and terms such customers currently do business with Turn-Matic.

         7.3 Additional Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  7.3.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

                  7.3.2 Performance of Agreements. Buyer shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Buyer on or prior to the Closing Date, and shall have tendered to the Sellers the documents and certificates required by Article 8.

                  7.3.3 Compliance Certificate. Buyer shall have delivered to the Sellers its certificate, at and as of the Closing Date, executed on its behalf by its Chief Executive Officer, as to the fulfillment of the conditions set forth in Sections 7.3.2 and 7.3.3.

                  7.3.4 Opinion of Counsel. Sellers shall have received the opinion of Miller, Canfield, Paddock and Stone, P.L.C., counsel for Buyer, dated the Closing Date and in the form attached hereto as Exhibit 7.

                  7.3.5 Consents, etc. All material authorizations, consents, waivers or approvals of any and all Governmental Entities necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and all filings required shall have been made.

         7.4 Non-Compliance with and Termination of this Agreement.

                  7.4.1 Each of the parties hereto agrees to, and each of Sellers agrees to cause Turn-Matic to, use its reasonable best efforts to bring about the satisfaction of the conditions required to be performed by it prior to and at the Closing Date.

                  7.4.2 This Agreement may be terminated at any time prior to the Closing Date without any liability of any party to any other parties (except for a willful breach by such party of this Agreement prior to such termination) in any of the following ways:

                           7.4.2.1 by the mutual written agreement of Turn-Matic
and the Buyer.

                           7.4.2.2 by either Buyer or Turn-Matic if a
Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action have the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated in this Agreement.

                           7.4.2.3 by Buyer, if any of the conditions specified
in Sections 7.1 or 7.2 shall not have been met and the Closing shall not have occurred by the Deadline through no fault of Buyer; or

                           7.4.2.4 by Turn-Matic, if any of the conditions set
forth in Sections 7.1 and 7.3 shall not have been met and the Closing shall not have occurred by the Deadline through no fault of any of the Sellers or Turn-Matic; or

                           7.4.2.5 by Buyer, if there has been a breach by any
of the Sellers of any agreement, covenant or obligation contained in this Agreement or any breach of, or inaccuracy in, any representation or warranty of Sellers contained in this Agreement which is not curable or is not cured within thirty (30) days after receipt of written notice thereof by Sellers; or

                           7.4.2.6 by Buyer, if there shall occur any facts,
circumstances, changes, events, conditions or developments which, in the good faith judgment of Buyer, individually or in the aggregate with all other such facts, circumstances, events, conditions and developments, and all breaches of, and inaccuracies in, agreements, covenants, obligations, representations and warranties of Sellers, constitute or are reasonably likely to constitute a Seller Material Adverse Effect.

                           7.4.2.7 by Seller, if there has been a breach by
Buyer of any agreement, covenant or obligation contained in this Agreement or any breach of, or inaccuracy in any representation or warranty of Buyer contained in this Agreement, which is not curable or is not cured within thirty
(30) days after receipt of written notice thereof by Buyer.

                  7.4.3 In the event of the termination of this Agreement pursuant to Section 7.4.2, this Agreement shall forthwith become void and there shall be no liability on the part of any party to any other parties, except that
Article 10 shall survive such termination and nothing herein shall relieve any party from liability for any willful breach hereof.


                          ARTICLE 8. CLOSING DOCUMENTS

         8.1 Sellers' Obligations. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

                  8.1.1 Turn-Matic Shares. Stock certificates representing all of the Turn-Matic Shares, duly endorsed in blank or accompanied by stock powers with signatures guaranteed by a financial institution that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program, together with any opinions of counsel or other documents or instruments as may be necessary to permit transfer of such shares to Buyer free of any legends on such certificates.

                  8.1.2 Resignations. Resignations of those officers and directors of Turn-Matic whose resignations may be requested by Buyer.

                  8.1.3 Compliance Certificate. The certificate required by
Section 7.2.3.

                  8.1.4 Opinion of Counsel. The opinion of counsel required by
Section 7.2.5.

                  8.1.5 Turn-Matic Encumbrances. Uniform Commercial Code Form UCC-3 Termination Statements and such other releases of Encumbrances as may be necessary to effect the satisfaction of all Encumbrances (including (without limitation) all Encumbrances given to secure Turn-Matic Indebtedness).

                  8.1.6 Employment Agreements. The employment agreements required by Section 5.1.

                  8.1.7 Certain Records. The stock books, stock ledgers and minute books of Turn-Matic.

                  8.1.8 Certified Articles of Incorporation. True and complete copies of the Articles of Incorporation of Turn-Matic, as certified by the appropriate state official, and certificates of good standing of Turn-Matic from the appropriate state official in each state listed in Section 3.1 of the Disclosure Schedule, which articles (as so certified) and certificates of good standing are dated not more than thirty (30) days prior to the Closing Date.

                  8.1.9 Certified Bylaws. As to Turn-Matic, a certificate of the Sellers certifying that attached thereto are true and complete copies of the Bylaws of Turn-Matic, as amended through the Closing Date and as in full force and effect on the Closing Date, and that the Articles of Incorporation of Turn-Matic, as certified by the appropriate state official and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date.

                  8.1.10 Noncompetition Agreements. (i) A Noncompetition Agreement in substantially the form attached hereto as Exhibit 8 (the "Noncompetition Agreement") duly executed by each of the Majority Shareholders; and (ii) to the extent required by Buyer, noncompetition agreements in form mutually satisfactory to Buyer and Raymond B. Dorris, Jr. and James B. Dorris, duly executed by such other Persons.

                  8.1.11 General Releases. General Releases in substantially the form attached hereto as Exhibit 5 (the "General Releases") duly executed by each of the Sellers.

                  8.1.12 Escrow Agreement. The Escrow Agreement duly executed by each of the Sellers.

                  8.1.13 Release of Guarantees. Documentary evidence, satisfactory to Buyer, that any and all guarantees of indebtedness owed by Sellers, or any one or more of them, or any trust or other entity for the benefit of one or more of them, have been released and terminated as of the Closing Date.

                  8.1.14 Repayment of Obligations Owed by Sellers to Turn-Matic. Evidence, satisfactory to Buyer, that the indebtedness, owed by Sellers, or any one or more of them, to Turn-Matic has been repaid and satisfied as of the Closing Date.

                  8.1.15 Other Documents. All other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement and such other and further documents and instruments as may have been reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereby.

              8.2 Buyer's Obligations. At the Closing, Buyer shall deliver to the Sellers the following:

                  8.2.1 Base Purchase Price. The Base Purchase Price for the Turn-Matic Shares in accordance with Section 1.3(a).

                  8.2.2 Resolutions. Copies of resolutions of the Board of Directors of Buyer certified by the Secretary of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated.

                  8.2.3 Compliance Certificate. The certificate required by
Section 7.3.3.

                  8.2.4 Opinion of Counsel. The opinion of counsel for Buyer required by Section 7.3.4.

                  8.2.5  Escrow Agreement.   The Escrow Agreement duly executed
by Buyer.

                  8.2.6 Noncompetition Agreement. The Noncompetition Agreement duly executed by Buyer.

                  8.2.7 Additional Documents. All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and such other and further documents and instruments as may have been reasonably requested by Sellers in connection with the consummation of the transactions contemplated hereby.


                           ARTICLE 9. INDEMNIFICATION

         9.1 Indemnification by the Sellers. Subject to the limits set forth in this Section 9, each of the Sellers, jointly and severally (except that any Loss arising out of a breach of any representation or warranty provided under the second and/or fourth sentences of Section 3.2 shall be indemnified by the Sellers, respectively, on only a several and not joint basis, for the Loss arising from a particular Seller's own representation and warranty with respect to ownership and title to Turn-Matic Shares), shall indemnify, defend and hold Buyer, Turn-Matic and their respective Representatives (other than Sellers) harmless from and against any and all Losses that they may suffer, sustain, incur or become subject to, net of amounts actually recovered after deduction of costs of collection under insurance policies covering the subject matter of the Loss and determined on an after income tax basis taking the Loss into account, arising out of or due to:

                  9.1.1 Any inaccuracy of any representation or breach of any warranty of any of the Sellers in this Agreement, any Schedule or certificate (whether at the date of this Agreement or at the Closing Date).

                  9.1.2 Any breach by any of the Sellers of any of their respective covenants, agreements or obligations under this Agreement.

                  9.1.3 Any matter described in Exhibit 5 hereto.

         9.2 Indemnification by Buyer. Subject to the limits set forth in this
Section 9, Buyer shall indemnify, defend and hold the Sellers harmless from and against any and all Losses that the Sellers may suffer, sustain, incur or become subject to, net of amounts actually recovered after deduction of costs of collection under insurance policies covering the subject matter of the Loss and determined on an after income tax basis taking the Loss into account, arising out of or due to:

                           9.2.1 Any inaccuracy of any representation or the
breach of any warranty of Buyer in this Agreement (whether at the date of this Agreement or at the Closing Date).

                           9.2.2 Any breach by Buyer of any of its covenants,
agreements or obligations in this Agreement.

         9.3      Limited Survival.

                  (a) All representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the execution and delivery of this Agreement and the Closing and shall be fully effective and enforceable for the Applicable Time Period. For purposes of this Agreement, the "Applicable Time Period" shall mean the period ending as follows:

                                 (i) Except as provided below in this Section
         9.3(a) and in Section 9.3(b), all representations, warranties, covenants, agreements and obligations of Seller or Buyer in this Agreement (and the related indemnification provisions in Sections 9.1 and 9.2) will survive until the date that is twenty-four (24) months after the Closing Date.

                                 (ii) The representations and warranties
         contained in Section 3.16, and the related indemnification provisions in Section 9.1, will survive until the date that is thirty-six (36) months after the Closing Date.

                                 (iii) Article 10, the indemnification
         obligations in Section 9.1.3, the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.11 and 3.12, and 4.1, 4.2,
         4.3 and 4.4, and the related indemnification provisions in Sections 9.1 and 9.2, will survive the Closing for an unlimited period of time.

                  (b) Any claim for indemnification under this Agreement on or prior to the expiration of the Applicable Time Period shall survive until resolved or finally determined pursuant to this Agreement.

                  (c) The rights of indemnification and other remedies based on such representations, warranties, covenants and obligations are subject to disclosures made by Sellers in this Agreement and pursuant to the Disclosure Schedule, but otherwise will not be affected by any investigation conducted by or on behalf of Buyer at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and obligations; provided, however, that notwithstanding the foregoing, Sellers shall not be liable for indemnification to Buyer for breach of a representation or warranty in any situation where the particular breach is within the actual (and not implied or constructive) knowledge of either the President or the Chief Financial Officer of Buyer as of the Closing Date; provided, further, that Buyer reserves the right to terminate this Agreement on the basis of any said breach as provided in Section 7.4.2.5. Subject to the foregoing, all such representations and warranties are contractual provisions, entitling the party suffering Losses based on the breach thereof, or inaccuracy therein, to indemnification in accordance with the terms of this Agreement without necessity of reliance thereon; and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

                  (d) The parties will use reasonable, good faith efforts to agree on whether indemnifiable Losses exist and, if so, the amount. Any amounts determined to be owed will be paid within 30 days of such determination.

                  (e) Notwithstanding anything to the contrary in this Agreement, the following limitations will apply with regard to Losses for which Sellers or Buyer would otherwise have indemnification obligations under this
Agreement:

                                 (i) Buyer and Sellers will not have any
         liability, obligation or responsibility to the extent that the aggregate of all Losses of Sellers is less than or equal to Seventy Five Thousand Dollars ($75,000) (the "First Threshold").

                                 (ii) Neither Sellers nor Buyer will have any liability, obligation or responsibility for Losses of the other party, to the extent that the aggregate of all Losses exceeds One Million Seven Hundred Thousand Dollars ($1,700,000) (the "Cap").

                  (f) Notwithstanding anything to the contrary contained in this Agreement, none of the First Threshold or the Cap shall apply to any of the Excluded Items. For purposes hereof, "Excluded Items" means:

                                 (i) In the case of Sellers, the obligations of Sellers to indemnify Buyer under Sections 9.1.1 for breach of, or inaccuracy in, Section 3.2, 3.11, 3.12 or 3.20;

                                 (ii) In the case of Sellers and Buyer, the obligation to indemnify the other under Sections 9.1.1 or 9.2.1 with respect to Section 10.1; and

                                 (iii) In the case of Buyer or Sellers, claims based on fraud.

         9.4 Notice and Opportunity to Defend. If there occurs an event which either party asserts is an indemnifiable event, the party seeking indemnification (the "Indemnitee") shall notify the party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves any claim or the commencement of any action or proceeding by a third person, the Indemnitee shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding. The notice shall describe the claim, the amount thereof if known and quantifiable, and the basis therefor. Delay or failure to so notify the

Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that is prejudiced by reasons of such delay or failure. The Indemnitor shall be entitled to assume and control (with counsel of its choice) the defense of such matter at the Indemnitor's expense by sending written notice of its election to do so within 30 days after receiving written notice from the Indemnitee. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate with separate counsel, if it desires, at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee which shall not be unreasonably withheld; provided no such consent shall be necessary as long as it is a monetary settlement which provides a release of the Indemnitee with respect to such matter. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement which the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter, plus the costs and expenses of the Indemnitee to conclusion of such matter. The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter. If the Indemnitor shall not have assumed the defense of such claim within the 30 day period, the Indemnitee may assume the defense of such claim with counsel of its choice but may not settle or compromise such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld.


                            ARTICLE 10. MISCELLANEOUS

         10.1 Expenses. Whether or not the Closing occurs, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby (other than costs or expenses billed to and paid by Turn-Matic prior to the date of this Agreement) and thereby, including attorneys' fees, brokerage or financial advisory fees, filing fees and accounting fees. For purposes of clarification, Sellers agree that Turn-Matic shall not incur or pay any costs or expenses relating to the transactions contemplated hereby and instead Sellers, jointly and severally, shall bear and pay all of such costs and expenses. In the event of termination of this Agreement, the obligation of each party to pay its own costs and expenses will be subject to the rights of each party arising from a willful breach of this Agreement by the other party.

         10.2 Notices. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the parties at the following addresses or sent by telecopier, with confirmation received, to the telecopy number specified below:

         If to Sellers at:

                  Raymond B. Dorris, Sr.
                  34657 Centaur
                  Clinton Township, Michigan  48035
                  Fax No: (248) 792-8550

         With copies to:

                  Cox, Hodgman & Giarmarco
                  Attn: Kenneth J. LaMotte, Esq.
                        William H. Heritage III, Esq.
                  201 W. Big Beaver, Suite 500
                  Troy, Michigan  48084
                  Fax No: (248) 528-2773

         If to Buyer at:

                  Newcor, Inc.
                  Attn: President and Chief Executive Officer
                  1825 S. Woodward Avenue, Suite 240
                  Bloomfield Hills, Michigan  48302-0574
                  Fax No.:  (248) 253-2410

         With copies to:

                  Miller, Canfield, Paddock and Stone, P.L.C.
                  Attn: J. Kevin Trimmer, Esq.
                  1400 N. Woodward Avenue, Suite 100
                  Bloomfield Hills, Michigan  48304
                  Fax No.: (248) 258-3036

All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, or if sent by telecopier (the receipt of which will be promptly confirmed in writing), addressed in accordance with this
Section 10.2. Each of the parties shall notify the others of any change of address or telecopy number.

         10.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         10.4 Entire Agreement. This Agreement (together with the Disclosure Schedule and the Related Agreements) constitutes the entire agreement with respect to the subject matter and supersedes all prior agreements and understandings among the parties with respect to the subject matter.

         10.5 Headings. The headings contained in this Agreement (and the Disclosure Schedules) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.

         10.6 Assignment; Amendment of Agreement. Prior to Closing, this Agreement shall not be assigned by any party without the prior written consent of all other parties. After the Closing, any party may assign all or any portion of this Agreement or its/his/her rights, interests or obligations hereunder to any Person except that no such assignment shall relieve such party of its obligations hereunder and none of Sellers may assign any portion of its interest in any Earn-Out Payment except pursuant to the laws of descent and distribution. This Agreement may be amended only by written agreement of the parties.

         10.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan applicable to contracts executed and fully performed within it, without giving effect to its conflicts of laws principles thereof.

         10.8 Failure to Close. If for any reason this Agreement is terminated prior to the Closing Date, Buyer shall return to Turn-Matic all documents and other information theretofore delivered to Buyer in conjunction herewith. Buyer shall not retain copies of any such documents or other information conveyed to Buyer by Turn-Matic in connection with the transactions contemplated by this Agreement, except for information which was: (a) possessed by Buyer prior to May, 1997; (b) disclosed to Buyer by an independent third party without a violation of any obligation of confidentiality on the part of such third party to Turn-Matic; or (c) ascertainable from public or published information or trade secrets.

         10.9 Further Assurances. Each party agrees that it will execute and deliver, and cause to be executed and delivered, on or after the date of this Agreement, all such other documents and will take all reasonable actions as may be necessary to consummate the transactions contemplated in this Agreement.

         10.10 Parties in Interest. Except as otherwise set forth herein, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and nothing in this Agreement is intended or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         10.11 Non-Waiver. The failure of any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated are fulfilled to the extent possible.

         10.13 Incorporation of Schedules. The Disclosure Schedule is incorporated into this Agreement and shall be deemed a part of this Agreement as if set forth herein in full. References to "this Agreement" and the words "herein", "hereof" and words of similar import refer to this Agreement (including its Disclosure Schedule) as an entirety.

         10.14 No Construction Against Drafter. This Agreement is being entered into between competent Persons who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

         10.15 Relationship of the Parties. Nothing in this Agreement will be deemed to create a partnership, joint venture or employment relationship between the parties.

         10.16    Dispute Resolution.

                  10.16.1 Arbitration. All disputes and controversies of every kind and nature between the parties hereto involving (or believed to involve, in the reasonable judgment of the party pursuing the matter) an amount in controversy aggregating less than $100,000, and arising out of or in connection with this Agreement (including, without limitation, Sections 9.1 and 9.2) shall be submitted to arbitration pursuant to the following procedures:

                        (i) Except as modified hereby, the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA") including the

         Supplementary Procedures for Large Complex Disputes. After a dispute or controversy arises, any party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy in reasonable detail.

                       (ii) Within thirty (30) days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator (who shall be an impartial person). If such party fails to name an arbitrator, then the second arbitrator shall be named by the AAA. The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within thirty (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the methods set forth in this Section for the original appointment of such arbitrator. Each party shall pay one-half (1/2) of the arbitration fees and costs, including transcription costs.

                      (iii) Except as provided in Section 10.16.2, each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Oakland County, Michigan at a location designated by a majority of the arbitrators. The substantive laws of the State of Michigan (excluding conflict of laws provisions), and the Federal Arbitration Act and the Michigan Rules of Evidence shall apply.

                       (iv) An award rendered by a majority of the arbitrators appointed pursuant hereto shall be final and binding on all parties to the Proceeding, shall resolve the question of costs of the arbitrators, legal fees and expenses and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

                        (v) The arbitrators may by an interim or final award grant injunctive relief.

                       (vi) Except as provided in Section 10.16.2, the parties stipulate that the provisions of this Section shall be a complete defense to any Proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

                  The parties hereto and the arbitrators may not disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party. Notwithstanding the foregoing, a party may disclose the existence or results of an arbitration hereunder, and any such confidential information
(a) to their respective counsel and other advisors with a need to know such information in connection with such arbitration proceedings, (b) as required to be disclosed by deposition, subpoena or other court or governmental action, (c) in connection with their respective obligations under the Exchange Act and the rules and regulations promulgated thereunder, (d) in connection with registration of offerings of securities under the Securities Act and the rules and regulations promulgated thereunder, or (e) otherwise required to be disclosed under applicable law.

                  10.16.2 Emergency Relief. Notwithstanding anything in this
Section 10.16 to the contrary and subject to the provisions of Section 10.16, any party may seek from a court any provisional remedy or injunctive relief that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

         10.17 Exclusive Jurisdiction.

                  (a) Subject to Section 10.16, each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Michigan and, if such court does not have jurisdiction, of the courts of the State of Michigan in Oakland County, for the purposes of any action arising out of this Agreement, or the subject matter hereof or thereof, brought by any other party.

                  (b) Subject to Section 10.16, to the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts.

         10.18 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         10.19 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  "Agreement" means this Stock Purchase Agreement and the Disclosure Schedule.

                  "Business Day" means a day that is not a Saturday, Sunday or national holiday upon which banks in the State of Michigan are generally open to conduct a commercial banking business.

                  "Closing Date Financing" means certain debt financing contemplated by the Buyer, a portion of the proceeds of which will be used to pay the purchase price of the Turn-Matic Shares.

                  "Debt Offering Documents" means each offering circular or memorandum and registration statement (including any preliminary or final prospects contained therein) relating to the Closing Date Financing.

                  "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal, proxy, voting agreement or trust, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  "Environmental Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility or any Loss arising from or under Environmental Law and consisting of or relating to:

                           (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, and regulation of chemical substances or products);

                           (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law;

                           (c) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or

                           (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

                           The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

                  "Environmental Law" means any Governmental Regulation that requires or relates to:

                           (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                           (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                           (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                           (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                           (e) protecting resources, species, or ecological amenities;

                           (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                           (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                           (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by Turn-Matic and any buildings, plants, structures, or equipment

(including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Turn-Matic.

                  "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Governmental Regulation.

                  "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may materially affect the value of the Facilities or Turn-Matic.

                  "Hazardous Materials" means any waste or other substance that is listed, defined, designated, classified or treated as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  "Losses" means all liabilities, damages (compensatory, consequential, incidental, natural resource and other, but excluding punitive and exemplary damages except to the extent the same are an element of damages awarded to a third party for which the party seeking indemnification is otherwise responsible), losses, penalties, fines, deficiency, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, judgments, awards, settlements, arbitrations, diminution in value, response costs, costs of cleanup, containment and remediation, and other costs and expenses, including amounts paid in settlement, interest, court costs, reasonable attorneys' fees, and consultants' and experts' fees. For purposes of clarity, the parties acknowledge that the term "Losses" is not limited to matters asserted by third parties, but also include Losses incurred or sustained in the absence of third party claims.

                  "Occupational Safety and Health Law" means any Government Regulation designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

                  "Proceeding" means any claim, action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

                  "Product Recall" means any systematic effort by Buyer, Turn-Matic, a customer or a Governmental Entity (provided, that in the case of Buyer or Turn-Matic such effort is at the request of a customer or a Governmental Entity) to remedy a breach of warranty of Turn-Matic or as required in order to comply with any Governmental Regulations.

                  "Related Agreement" means the General Releases, the Escrow Agreement, the Noncompetition Agreements and, in the case of Sellers, also includes the stock certificates, stock powers and other certificates executed and delivered by Sellers pursuant to Section 8.1 hereof, and, in the case of Buyer, also includes the certificates executed and delivered by Buyer pursuant to Section 8.2 hereof.

                  "Related Person" means with respect to a particular individual:

                           (a) each other member of such individual's Family;

                           (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                           (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                           (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                           (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                           (b) any Person that holds a Material Interest in such specified Person;

                           (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                           (d) any Person in which such specified Person holds a Material Interest;

                           (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                           (f) any Related Person of any individual described in clause (b) or (c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

                  "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional, that, when combined or aggregated with prior events, would constitute a quantity reportable to any Governmental Authority under any applicable Environmental Law.

                  "Representatives" of any Person means the affiliates, subsidiaries, officers, directors, employees, consultants, shareholders, representatives, counsel, accountants, agents, trustees, beneficiaries, successors and assigns of such Person.

                  "SEC Filing" means any statement or report filed or to be filed by Buyer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder relating to this Agreement, the Closing Date Financing and/or the transactions contemplated hereby and/or thereby.

                  "Threat of Release" means a substantial likelihood of a Release, that, when combined or aggregated with prior events, would constitute a quantity reportable to any Governmental Authority under any applicable Environmental Law, that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         10.20 Disclosures in Schedules. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the section or subsection of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty) the statements in the body of this Agreement will control.

         10.21 Sellers' Agent; Power of Attorney.

                  (a) Sellers' Agent. The Sellers hereby appoint and constitute Raymond B. Dorris, Sr. as Sellers' Agent hereunder, to exercise the powers of behalf of the Sellers set forth in this Agreement; and Raymond B. Dorris, Sr. hereby accepts such appointment. In the event of the death, resignation or inability to act of Raymond B. Dorris, Sr., and upon receipt by Buyer of evidence of the same which is satisfactory to Buyer, Marie E. Dorris shall be successor Sellers' Agent with all powers of his predecessor.

                  (b) Power of Attorney. Each Seller, by his or her execution of this Agreement, hereby constitutes and appoints the Sellers' Agent his or her true and lawful attorney in fact, with full power in his or her name and on his or her behalf:

                                 (i) to receive on behalf of such Seller the
                  proceeds of sale of such Seller's Turn-Matic Shares being sold hereunder, to give Buyer a receipt therefor on behalf of such Seller and to hold such proceeds subject to the terms hereof and the instructions of such Seller with respect to the ultimate disbursement thereof;

                                (ii) to act on such Seller's behalf according to
                  the terms of this Agreement, including, without limitation, the power to contest or acquiesce in the determination of the Adjustment Amount in accordance with Section 1.4; to give and receive notices on behalf of all the Sellers; and to act on their behalf in connection with any matter as to which the Sellers are an "Indemnitee" or "Indemnitor" under this Agreement; all in the absolute discretion of the Sellers' Agent;

                               (iii) in general, to do all things and to perform
                  all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

This power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Sellers and the Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller agrees, jointly and severally, to hold the Sellers' Agent free and harmless from any and all loss, damage or liability which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        BUYER:

                                        NEWCOR, INC.


                                        By: /s/ W. John Weinhardt
                                           ------------------------------

                                            Its:   President
                                                -------------------------

                                        SELLERS:
                                         /s/ Raymond B. Dorris
                                        -----------------------------------
                                        Raymond  B. Dorris, Sr. (as a "Seller"
                                        and a "Majority Shareholder")

                                        /s/ Marie E. Dorris
                                        -----------------------------------
                                        Marie E. Dorris (as a "Seller" and a
                                        "Majority Shareholder")

                                        /s/ Raymond B. Dorris, Jr.
                                        -----------------------------------
                                        Raymond B. Dorris, Jr.

                                        /s/ James B. Dorris
                                        -----------------------------------
                                        James B. Dorris

                                        /s/ Richard H. Dorris
                                        -------------------------------------
                                        Richard H. Dorris

                                        /s/ Anthony P. Dorris
                                        -------------------------------------
                                        Anthony P. Dorris

                                        /s/ Patrick C. Dorris
                                        -------------------------------------
                                        Patrick C. Dorris

                                        /s/ Jeffrey W. Dorris
                                        -------------------------------------
                                        Jeffrey W. Dorris

                                        /s/ Louella Sabel
                                        -------------------------------------
                                             Louella Sabel